EXHIBIT 10.56

Hallwood Energy, L.P.
3710 Rawlins
Suite 1500
Dallas, Texas 75219

Eagle Domestic Drilling Operations, LLC
14550 Torrey Chase Blvd.	Confidential/Settlement Discussions
Suite 330
Houston, Texas 77014-1022	April 3, 2008

Re:	In re Eagle Domestic Drilling Operations, LLC vs. Hallwood Energy, LP and Hallwood Petroleum, LLC (the “Proceeding”)

Gentlemen:

This is to evidence the terms of our mutual agreement regarding the settlement of the Proceeding.  Subject to the terms and conditions of this letter agreement, the parties agree as follows:

1.
Hallwood Energy, LP (“Hallwood Energy”) and Hallwood Petroleum, LLC (“HPL” and collectively with Hallwood Energy, “Hallwood”) will immediately and unconditionally release Eagle Domestic Drilling Operations, LLC (“EDDO”) from any claims or liability relating to Hallwood’s claim in the Proceeding for the forgiveness of a $1.67 million deposit owed by EDDO to Hallwood.

2.
Hallwood Energy will (a) pay to EDDO $2.0 million in cash and (b) issue to EDDO $2.75 million in equity of Hallwood Energy or the successor entity.  Hallwood may defer the payment of the cash and issuance of the equity until the later of (x) the completion of a major financing, or (y) June 30, 2008. If the major financing is in the form of an IPO, Hallwood will deliver to EDDO shares of stock.  Hallwood will make best efforts to deliver registered shares.  If the shares can not be registered, Hallwood will deliver shares that will be freely tradeable in their principal market within 90 days of the delivery. If the major financing is in the form of a private partnership or joint venture, Hallwood will deliver partnership units to EDDO.

3.
If prior to June 30, 2008, Hallwood Energy or a successor entity has not completed a major financing, but has received bridge financing in the aggregate at least $20 million, then Hallwood Energy will pay to EDDO $500,000 in cash.  The payment of $500,000 in cash will extend the date referred to in paragraph 2(y) above to September 30, 2008 and will be credited against any future cash payment pursuant to paragraph 2(a) above if the $2.0 million cash payment and 2.75 million in equity is received no later than September 30, 2008.  If the $2.0 million cash payment and 2.75 million in equity is not received by September 30, 2008, then the $500,000 cash will not be credited against any future judgment or settlement of the Proceeding.

4.	The trial setting will be continued until not earlier than September 30, 2008.

5.
Upon receipt of the amounts contemplated by paragraph 2, the parties and their affiliates will be fully and finally mutually released from any and all claims the other parties and their affiliates may have, on such terms and conditions as are reasonable and customary.

6.
The forensic computer examination contemplated by the court order dated April 1, 2008 will be deferred.  Hallwood will provide the computers, servers and back-up tapes contemplated by that order to David Greetham of HSSK at 5:00 pm on April 3, 2008 and Mr. Greetham will take mirrored images of those computers’ hard drives, servers and tapes.  Hallwood may designate a representative to observe Mr. Greetham’s activities in making the mirrored images.  The original mirror images and any media containing any of the information contained in the mirrored images will be deposited in escrow by Mr. Greetham and Hallwood’s representative with an escrow agent in Dallas, Texas on April 4, 2008.  Mr. Greetham will not keep any copies of the same and will not share the contents of the same with anyone prior to depositing the mirror images in escrow.  If the settlement contemplated by this agreement fails to be consummated by September 30, 2008, subject to any rights of Hallwood to request reconsideration of or to appeal the Order, Mr. Greetham shall have access to the mirror images to complete the tasks contemplated by the Court’s April 1, 2008 Order.  If the settlement is completed by that date the contents shall be released to Hallwood.

7.
On or before April 4, 2008, Hallwood shall supply the following information for EDDO to rely upon in entering into this agreement (a) a copy of the reserve reports for Hallwood’s interests in Texas and Arkansas, (b) a copy of the Hallwood internal statements of cash position as of March 31, 2008, (c) a copy of Hallwood's bank statements as of April 3, 2008, (d) a copy of Hallwood’s most recent internal Financial Statement.

8.
If necessary, attorneys for the parties will jointly draft a Motion for Compromise between the parties, which will be subject to approval from Judge Bohm in the US Bankruptcy Court in Houston, Texas. The attorneys shall also seek a continuance of the Proceeding from Judge Bohm.

9.
This agreement is subject to the approval of the Boards of Directors of each of the parties. Each party will provide the other with a confirmation of the written unanimous consent of its’ Board of Directors.

10.
The confidentiality agreement entered into by both parties will remain in effect. Hallwood agrees that after the date of this letter it will not disclose any information concerning EDDO’s drilling rigs, provide any evidence or expert testimony to Quicksilver or provide any assistance or cooperation to Quicksilver in the ongoing dispute between EDDO and Quicksilver, except as may be required by court order.  EDDO agrees that after the date of this letter it will not disclose any information concerning Hallwood, provide any evidence or expert testimony to Eagle Drilling, LLC or provide any assistance or cooperation to Eagle Drilling, LLC in the ongoing dispute between Hallwood and Eagle Drilling, LLC, except as may be required by court order.

If this letter properly sets forth your understanding of our agreement, please so indicate by signing below.

Sincerely,
Hallwood Energy, LP
By: Hallwood Energy Management, LLC

By:	/s/William L. Guzzetti
Name:	William L. Guzzetti
Title:	President

Hallwood Petroleum, LLC

By:	/s/William L. Guzzetti
Name:	William L. Guzzetti
Title:	President

ACCEPTED AND AGREED TO:
Eagle Domestic Drilling Operations, LLC

By:	/s/John O’Keefe
Name:	John O’Keefe
Title:	CEO